                                                                    Exhibit 10.3


                              ALLEGHANY CORPORATION

                 Restricted Stock Unit Matching Grant Agreement

            Restricted Stock Unit Matching Grant Agreement ("Agreement"), dated as of October 7, 2002, between Alleghany Corporation, a Delaware corporation ("Alleghany"), and Weston M. Hicks (the "Participant").

            Section 1. Restricted Stock Matching Grant. Alleghany hereby grants to the Participant, on the terms and conditions hereinafter set forth and subject thereto, a restricted stock unit matching grant of two restricted stock units (each a "Restricted Stock Unit") for every share of common stock, par value $1.00 per share (the "Common Stock"), of Alleghany purchased by the Participant on or before September 30, 2003 (each an "Owned Share"), up to a maximum of 30,000 Restricted Stock Units (subject to increase to reflect any stock dividend paid in 2003) in respect of up to a maximum of 15,000 Owned Shares. This grant has been made by the Compensation Committee of the Board of Directors of Alleghany (the "Committee") pursuant to the terms of the Alleghany Corporation 2002 Long-Term Incentive Plan (the "Plan"). The applicable terms of the Plan are incorporated herein by reference. Any terms used but not defined herein shall have the meanings ascribed thereto in the Plan. Any ambiguity between any term used in this Agreement and a term used in the Plan shall be resolved in favor of and in accordance with the term used in the Plan. Any interpretation, determination or decision made or taken by the Committee regarding the Plan or this Agreement shall be final and binding upon Alleghany and the Participant.

            Section 2. Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in shares of Common Stock and, subject to the terms and conditions of this Agreement and the Plan, entitle the Participant to payment on account of such Restricted Stock Units in an amount equal to the Fair Market Value on the payment date of a number of shares of Common Stock equal to the number of Restricted Stock Units to which the Participant is entitled to payment. Alleghany shall establish on its books a Restricted Stock Unit Account for the Participant and shall credit two Restricted Stock Units to such Restricted Stock Unit Account for each Owned Share, upon submission to Alleghany of appropriate evidence thereof. The Restricted Stock Account shall be debited in respect of any disposition of Owned Shares as provided in Section 3 hereof. The Restricted Stock Unit Account shall reflect the investment experience which the account would have had if such account held whole or fractional shares of Common Stock equal to the number of credited Restricted Stock Units. The Restricted Stock Unit Account shall be adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions which may, from time to time, occur with respect to Common Stock during the relevant period. Dividends and other distributions shall be automatically credited to the Restricted Stock Account at their cash value or the fair market value of any non-cash dividend or other distribution and shall be deemed to purchase Restricted Stock Units at a price equal to the Fair Market Value of Common Stock on the date of payment thereof.

            Section 3. Owned Shares. It is a condition to payment in respect of the Restricted Stock Units that the Participant shall have maintained unencumbered beneficial ownership of the Owned Shares in respect of which such Restricted Stock Units were credited, and any stock dividends or stock splits paid in respect thereof, continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012, or the earlier date of payment in respect of a pro rata payout as provided in Section 4(b) hereof (the "Ownership Period"), and that the Participant shall not (i) have sold, assigned, transferred, pledged, or hypothecated the Owned Shares, including any stock dividends paid in respect thereof, or (ii) have engaged in any short sale or other transaction that would have the effect of decreasing his economic risk with regard to the Owned Shares, including any stock dividends paid in respect thereof, at any time during the Ownership Period (any such action in subsection
(i) or (ii) being hereinafter referred to as a "disposition"). In the event of a disposition of any of the Owned Shares, or related stock dividend shares, during the Ownership Period, the Participant's Restricted Stock Unit Account shall be debited in an amount equal to two Restricted Stock Units for each Owned Share so disposed (the "Disposed Owned Share"), together with the investment experience and dividends and distributions theretofore credited from the date of purchase of the Disposed Owned Share. The Participant shall provide such evidence and certification of continued satisfaction of such continuous ownership requirement (including certification that he has not effected a disposition of any Owned Shares) from time to time as requested by Alleghany. Evidence of continued satisfaction of the continuous ownership requirement requested by Alleghany may include certification of ownership by a brokerage or other financial institution. Notwithstanding the requirements set forth in this Section 3, the Owned Shares, and related stock dividend shares, shall at all times throughout the Ownership Period remain the property of the Participant and be subject to his exclusive control and, with respect thereto, Participant shall have all rights of a stockholder of Alleghany.

            Section 4. Vesting of Restricted Stock Units. The Restricted Stock Units shall vest and become nonforfeitable and be paid, as follows:

            (a) All of the Restricted Stock Units included in the Restricted Stock Unit Account on October 7, 2012 shall vest and become nonforfeitable on such date, and all Restricted Stock Units thereafter credited to the Restricted Stock Unit Account pursuant to Section 2 hereof shall be fully vested and nonforfeitable as and when credited thereto; all Restricted Stock Units included in the Restricted Stock Unit Account on the date of the filing of Alleghany's Annual Report on Form 10-K in respect of the year in which Participant's employment is terminated for any reason shall be paid to Participant on such date.

            (b) In the event of the termination of the Participant's employment, in any case prior to October 7, 2012, by Alleghany without Cause or in the case of termination of employment by reason of Participant's death or Total Disability, in any case prior to October 7, 2012, a pro rata portion of the Restricted Stock Units included in the Restricted Stock Unit Account on the date of such termination shall vest and become nonforfeitable on the basis of 10% of such Account for each full year of employment with Alleghany measured from the date hereof and will be paid to the Participant upon the filing of Alleghany's Annual Report on Form 10-K in respect of the year in which such employment was terminated, and the balance of the Restricted Stock Units included in such Account shall be forfeited and the Participant shall be entitled to no payments in respect thereof.

            (c) If the Participant voluntarily terminates his employment with Alleghany prior to October 7, 2012, or if Alleghany terminates the Participant's employment for Cause prior to October 7, 2012, all of the Restricted Stock Units included in Participant's Restricted Stock Unit Account shall be forfeited and the Participant shall be entitled to no payments in respect thereof.

            (d) "Cause" shall mean conviction of a felony; willful failure to implement reasonable directives of the President, Chairman or the Board of Directors of Alleghany after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Participant's duties; and "Total Disability" shall mean Participant's inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

            Section 5. Payment; Tax Withholding. Payment in respect of Restricted Stock Units which have vested and become nonforfeitable pursuant hereto shall be made in such combination of cash and shares of Common Stock (valued at Fair Market Value on the payment date) or all in cash or all in Common Stock, as the Committee may determine. Shares of Common Stock delivered on payment of Restricted Stock Units may be treasury shares, authorized but unissued shares, or both. Payments in respect of, or upon the vesting of, Restricted Stock Units shall be subject to applicable tax withholding as provided in the Plan.

            Section 6. Restrictions on Transfer; Beneficiaries. Neither this Agreement nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant. The Participant shall be entitled to select (and change) a beneficiary or beneficiaries to receive any payment in respect of Restricted Stock Units which have vested and become non-forfeitable pursuant hereto following the Participant's death by giving Alleghany written notice thereof. In the event of the Participant's death, all references in the Agreement to the Participant shall be deemed, where appropriate, to refer to his beneficiary or estate. Any shares of Common Stock received by the Participant in payment of Restricted Stock Units may only be disposed of in compliance with all applicable securities laws.

            Section 7. Treatment of Restricted Stock Units; No Rights as a Stockholder. Until paid, the amounts credited to the Restricted Stock Unit Account shall be a part of the general assets of Alleghany, and the Participant's right to receive payment in respect thereof shall be no greater than the right of any other unsecured general creditor. The Restricted Stock Units, whether or not vested, will not confer upon the Participant any voting or other rights of a stockholder.

            Section 8. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of Alleghany or to interfere in any way with the right of Alleghany to terminate the Participant's employment at any time.

            Section 9. Entire Agreement. This Agreement, the letter agreement dated October 7, 2002 and the Restricted Stock Award Agreement dated as of October 7, 2002 contain the entire understanding of Alleghany and the Participant with respect to the subject matter hereof and thereof and, except as specifically provided herein or therein, cancel and supersede any and all other agreements between Alleghany and the Participant with respect to the subject matter hereof and thereof. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by Alleghany and the Participant.

            Section 10. Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            IN WITNESS WHEREOF, the Participant has duly executed this Agreement and Alleghany has duly caused this Agreement to be executed in its name and on its behalf, all as of October 7, 2002.


                                    ALLEGHANY CORPORATION

                                    By: /s/ John J. Burns, Jr.
                                    ------------------------------
                                            John J. Burns, Jr.
                                            President


                                    PARTICIPANT


                                    /s/ Weston M. Hicks
                                    ------------------------------
                                    Weston M. Hicks